Exhibit 99.1

Real Goods Solar Reports Fourth Quarter Results

•	Gross Margin Increases 280 Basis Points to 30.9%

•	Sixth Consecutive Quarter of Profitability

Boulder, CO, March 9, 2011 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its fourth quarter ended December 31, 2010.

Net revenue for the fourth quarter of 2010 increased 5.5% to $20.2 million from $19.1 million recorded in the same period last year. This growth included the replacement of a significant $5 million commercial project that was installed in the fourth quarter of 2009. All of the year-over-year revenue growth was organic.

Gross profit increased to $6.2 million, or 30.9% of net revenue, for the fourth quarter of 2010 from $5.4 million, or 28.1% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects improved selling and installation practices as well as declines in PV module prices over the last year.

Operating expenses as a percent of net revenue increased to 28.9% for the fourth quarter of 2010 from 26.3% in the comparable period last year. This primarily reflects increased share-based and bonus compensation as a direct result of our improved performance, partially offset by the leveraging of fixed costs and cost savings achieved by integrating all acquired businesses onto a single set of systems and a unified brand.

Operating income for the fourth quarter of 2010 improved to $396 thousand, as compared to $337 thousand for the comparable period last year. EBITDA for the fourth quarter of 2010 was $618 thousand, or 3.1% of net revenue. Refer to the Non-GAAP Financial Measures table below.

Net income for the fourth quarter of 2010 improved to $250 thousand, or $0.01 per share, as compared to $217 thousand, or $0.01 per share, for the comparable period last year.

For the year ended December 31, 2010, revenue grew to $77.3 million, a 20.2% increase from $64.3 million for last year. Operating income for the year was $2.0 million as compared to a loss of $2.6 million last year. Net income for the year was $1.2 million as compared to a loss of $1.6 million last year. EBITDA for the year was $2.9 million, or 3.7% of net revenue. Refer to the Non-GAAP Financial Measures table below.

“We are very pleased with our fourth quarter revenue performance, our improved gross profit margin and our sixth consecutive quarter of profitability,” commented John Schaeffer, President. “Internal revenue growth for the year was over 20% and we continue to see strong demand for both residential and commercial solar. We remain focused on building our backlog and on hiring installation crews where appropriate to expand our production capacity to keep up with demand.”

“Our financial metrics across the board were very strong in the fourth quarter,” said Erik Zech, Chief Financial Officer. “Our ability to show both higher revenues and improved gross margins are indicative of the progress we have made in growing and optimizing our business. While our cash balance was down from the end of the third quarter largely due to a delayed payment of more than $3 million on a large commercial project, which has subsequently been collected, our balance sheet has remained strong with cash of $11.1 million and no debt.”

Real Goods Solar will host a conference call tomorrow, March 10, 2011, at 8:30 a.m. PST (11:30 a.m. EST) to review the fourth quarter results.

Dial-in No.:	877-941-2069 (domestic) or 480-629-9713 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on March 17, 2011.

Replay number:	877-870-5176 (domestic) or 858-384-5517 (international)
Pin:	4407642

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy integrator, having installed over 6,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
Net revenue	$20,162	100.0%	$19,118	100.0%
Cost of goods sold	13,940	69.1%	13,755	71.9%

Gross profit	6,222	30.9%	5,363	28.1%
Operating expenses	5,826	28.9%	5,026	26.3%

Income from operations	396	2.0%	337	1.8%
Interest income (expense)	10	0.0%	(3)	0.0%

Income before income taxes	406	2.0%	334	1.8%
Income tax expense	156	0.8%	117	0.7%

Net income attributable to Real Goods Solar, Inc.	$250	1.2%	$217	1.1%

Weighted-average shares outstanding:
Basic	18,308		18,286
Diluted	18,308		18,364
Net income per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.01		$0.01
Diluted	$0.01		$0.01

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009
Net revenue	$77,324	100.0%	$64,328	100.0%
Cost of goods sold	55,814	72.2%	48,371	75.2%

Gross profit	21,510	27.8%	15,957	24.8%
Operating expenses	19,489	25.2%	18,553	28.8%

Income (loss) from operations	2,021	2.6%	(2,596)	-4.0%
Interest income (expense)	15	0.0%	(2)	0.0%

Income (loss) before income taxes	2,036	2.6%	(2,598)	-4.0%
Income tax expense (benefit)	797	1.0%	(1,021)	-1.5%

Net income (loss) attributable to Real Goods Solar, Inc.	$1,239	1.6%	$(1,577)	-2.5%

Weighted-average shares outstanding:
Basic	18,301		18,181
Diluted	18,367		18,181
Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.07		$(0.09)
Diluted	$0.07		$(0.09)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$11,123	$12,206
Accounts receivable, net	19,259	13,996
Inventory, net	6,394	4,769
Deferred costs on uncompleted contracts	215	1,024
Deferred advertising costs	49	114
Receivable and deferred tax assets	1,861	833
Other current assets	687	598

Total current assets	39,588	33,540
Property and equipment, net	5,401	5,145
Goodwill	732	732
Deferred tax assets	1,744	3,064
Other assets	498	813

Total assets	$47,963	$43,294

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,000	$8,821
Accrued liabilities	2,630	2,500
Deferred revenue on uncompleted contracts	534	—
Payable to Gaiam	2,865	1,636

Total current liabilities	16,029	12,957
Total shareholders’ equity	31,934	30,337

Total liabilities and shareholders’ equity	$47,963	$43,294

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three and twelve months ended December 31, 2010. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three and twelve months ended December 31, 2010 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, and share-based compensation are set forth below (unaudited, in thousands):

	For the Three Months Ended December 31, 2010	For the Twelve Months Ended December 31, 2010
Income from operations	$396	$2,021
Exclusion of depreciation	147	529
Exclusion of share-based compensation	75	348

Non-GAAP EBITDA	$618	$2,898